EXHIBIT 3.3

DEAN HELLER                                FILED # C23262-99
Secretary of State                         OCT 04 2004
204 North Carson Street, Suite 1           IN THE OFFICE OF
Carson City, Nevada 89701-4299             DEAN HELLER
(775) 684 5708                             DEAN HELLER,
Website: secretaryofstate.biz              SECRETARY OF STATE

        Certificate of Amendment
   (PURSUANT TO NRS 78.385 and 78.390)

Important Read attached instructions     ABOVE SPACE IS FOR OFFICE USE ONLY
before completing form.

              Certificate of Amendment to Articles of Incorporation
              -----------------------------------------------------
                         Corporations For Nevada Profit
                         ------------------------------

          (Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:
--------------------------------------------------------------------------
EWORLDMEDIA HOLDINGS INC.
--------------------------------------------------------------------------
2. The articles have been amended as follows (provide article numbers, if available):
--------------------------------------------------------------------------
Article IV, as previously amended, is hereby further amended to read as follows:

The total number of shares which the Company shall be authorized to issue is 1,190,000,000 shares, consisting of 990,000,000 common shares, par value $0.001 per share and 200,000,000 preferred shares, par value $0.001 per share.

The Company's Board of Directors is authorized to determine, in whole or part, the preferences, limitations, and relative rights, of classes or series of shares, as provided in Section 78.1955 of the Nevada Revised Statutes.

--------------------------------------------------------------------------
3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is:

18,915,193 shares of the common stock
-------------------------------------

4. Effective date of filing (optional):
                                       ------------------------------------
                                            (must not be later than 90 days
                                           after than certificate is filed)

5. Officer Signature (required):  /s/ illegible
                                 ------------------------------------------

*lf any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

This form must be accompanied by                        Nevada Secretary of
appropriate fees. See attached fee schedule.     State AM 78.385 Amend 2003
                                                        Revised on 11/03/03